Filed Pursuant to Rule 424(b)(2)
Registration No. 333-132747

PRICING SUPPLEMENT (To Prospectus dated March 27, 2006 and Prospectus Supplement dated February 28, 2007)

CALCULATION OF REGISTRATION FEE
	Maximum	Amount of
	Aggregate	Registration
Title of Each Class of Securities Offered	Offering Price	Fee(1)
Yield Optimization Notes with Contingent Protection linked to the	$10,201,093	$313.17
Common Stock of Adobe Systems Inc.
Yield Optimization Notes with Contingent Protection linked to the	$13,888,464	$426.38
Common Stock of Apple Inc.
Yield Optimization Notes with Contingent Protection linked to the	$13,634,457	$418.58
Common Stock of Goldman Sachs Group Inc.
Yield Optimization Notes with Contingent Protection linked to the	$19,520,836	$599.29
Common Stock of Whole Foods Market Inc.

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Yield Optimization Notes with Contingent Protection
Enhanced Income Solutions for Equity Investors
UBS AG $10,201,093 Notes linked to the common stock of Adobe Systems Inc. due May 30, 2008
UBS AG $13,888,464 Notes linked to the common stock of Apple Inc. due May 30, 2008
UBS AG $13,634,457 Notes linked to the common stock of Goldman Sachs Group Inc. due May 30, 2008
UBS AG $19,520,836 Notes linked to the common stock of Whole Foods Market Inc. due May 30, 2008

Investment Description

Yield Optimization Notes with Contingent Protection (the “Notes”) are notes issued by UBS AG (“UBS”) linked to the performance of the common stock of a specific underlying company (the “underlying stock”). The Notes pay an enhanced coupon and provide either a return of principal or shares of the underlying stock at maturity. The enhanced coupon is designed to compensate you for the risk that you may receive a share of the underlying stock at maturity for each Note held that is worth less than your principal. At maturity, you will receive one share of the underlying stock for each of your Notes if the closing price of the underlying stock falls below the specified trigger price on any trading day during the Observation Period. Otherwise, you will receive your principal in cash. We will make coupon payments during the term of the Notes regardless of the performance of the underlying stock. Investing in the Notes involves significant risks. You may lose some or all of your principal.

Features

❑

Enhanced coupon payments are made regardless of the performance of the underlying stock and are designed to compensate you for the risk that the Notes are not fully principal protected and that you could lose some or all of your principal.

❑

Contingent protection feature protects your principal only if the closing price of the underlying stock never falls below the specified trigger price during the Observation Period and you hold the Notes to maturity:

•

If the closing price of the underlying stock never falls below the trigger price, at maturity you will receive a cash payment equal to your principal amount. You will not participate in any appreciation of the underlying stock at maturity.

•

If the closing price of the underlying stock falls below the trigger price on any trading day during the Observation Period, at maturity you will receive one share of the underlying stock for each of your Notes. If you receive shares of the underlying stock at maturity, they may be worth less (or more) than your principal or may be worthless.

Key Dates

Trade Date	May 24, 2007
Settlement Date	May 31, 2007
Final Valuation Date	May 22, 2008
Maturity Date	May 30, 2008

Note Offerings

These terms relate to four separate Notes we are offering. Each Note is linked to the common stock of a different underlying company with a different coupon rate. The performance of each Note will not depend on the performance of any other Note.

Underlying Stocks	Coupon per annum*	Initial Price	Trigger Price	CUSIP	ISIN

Common stock of Adobe Systems Inc.	10.12%	41.99	31.49	90261J 145	US90261J1445

Common stock of Apple Inc.	11.50%	110.69	83.02	90261J 137	US90261J1372

Common stock of Goldman Sachs Group Inc.	8.90%	225.68	169.26	90261J 129	US90261J1299

Common stock of Whole Foods Market Inc.	11.05%	40.49	30.37	90261J 111	US90261J1117

*	Paid quarterly in arrears in four equal installments.

See “Additional Information about UBS and the Notes” on page 2. Each Note we are offering will have the terms set forth in the product supplement relating to the Notes, the accompanying prospectus and this free writing prospectus. See “Key Risks” on page 4 and the more detailed “Risk Factors” beginning on page PS-10 of the product supplement relating to the Notes for risks related to an investment in the Notes. Your Note does not guarantee any return of principal at maturity. At maturity, if you receive shares of the underlying stock, they may be worth less (or more) than your principal or may be worthless.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Notes	Price to Public		Underwriting Discount		Proceeds to UBS AG

	Total	Per Security	Total	Per Security	Total	Per Security

Adobe Systems Inc.	10,201,093	100%	204,022	2.00%	9,997,071	$ 41.15

Apple Inc.	13,888,464	100%	277,769	2.00%	13,610,695	$108.48

Goldman Sachs Group Inc.	13,634,457	100%	272,689	2.00%	13,361,768	$221.17

Whole Foods Market Inc.	19,520,836	100%	390,417	2.00%	19,130,419	$ 39.68

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the Notes, which we refer to as the “Yield Optimization Notes with Contingent Protection product supplement” or the “YONCP product supplement”) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC web site at www.sec.gov as follows:

®	YONCP product supplement dated February 28, 2007: http://www.sec.gov/Archives/edgar/data/1114446/000093041307001862/c47037.htm

®	Prospectus dated March 27, 2006: http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Yield Optimization Notes with Contingent Protection” or the “Notes” refer to four different Notes that are offered hereby. Also, references to the “YONCP product supplement” mean the UBS product supplement, dated February 28, 2007, relating to the Notes generally, and references to “accompanying prospectus” mean the UBS prospectus, dated March 27, 2006.

Common Terms for Each Offering of the Notes

Issuer	UBS AG, Jersey Branch (AA+/Aa2)[1]

Principal Amount per Note	Equal to the initial price (as defined below) of per Note the applicable underlying stock

Term	1 Year

Coupon Payment	Annual coupon payment paid quarterly in arrears, regardless of the performance of the underlying stock

Payment at Maturity (per Note)	➢

If the closing price of the applicable (per Note) underlying stock never falls below the trigger price on any trading day during the Observation Period, at maturity we will pay you an amount in cash equal to your principal amount.

➢

If the closing price of the applicable underlying stock falls below the trigger price on any trading day during the Observation Period, at maturity we will deliver to you one share of the applicable underlying stock for each Note you own.

Each Note is not fully principal protected. The value of the shares you may receive at maturity could be worth less than your principal.

Closing Price	On any trading day, the last reported sale price of the applicable underlying stock on the principal national securities exchange on which it is listed for trading

Initial Price	The closing price of the applicable underlying stock on the trade date

Trigger Price	75% of the initial price

Observation Period	The period starting on the trade date and ending on, and including, the final valuation date

Determining Payment at Maturity for Each Offering of the Notes

Trigger price
of your Note
is determined

Did the
closing price
of the
underlying
stock fall
below the
trigger price
during the
Observation
Period?

You will receive a cash payment at
maturity equal to the principal amount of
your Notes. You will not participate in
any appreciation of the underlying stock.

Trade Date

Observation Period

No

Yes

You will receive one share of the applicable underlying stock for each Note you own.

®	If the market price of the underlying stock on the maturity date is less than the initial price, the shares you receive at maturity will be worth less than the principal amount of your Notes.

®	If the market price of the underlying stock on the maturity date is greater than the initial price, the shares you receive at maturity will be worth more than the principal amount of your Notes.

Your Notes are not fully principal protected. The value of the shares you may receive at maturity could be worth less than your principal.

[1]

UBS AG is rated AA+ by Standard & Poor’s and Aa2 by Moody’s. A credit rating reflects the creditworthiness of UBS AG and is not a recommendation to buy, sell or hold the Notes. UBS’ credit rating may change or be withdrawn at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Investor Suitability

The securities may be suitable for you if:

®	You have a moderate to high risk tolerance.

®	You are willing to receive shares of the applicable underlying stock at maturity that may be worth less than your principal.

®	You believe the market price of the applicable underlying stock is not likely to appreciate by more than the value of the coupons paid on the Notes.

®	You believe the closing price of the applicable underlying stock is not likely to fall below the trigger price at any time during the Observation Period.

®	You are willing to make an investment that will be exposed to the same downside price risk as an investment in the applicable underlying stock.

®	You are willing to accept the risk of fluctuations in the market price of the applicable underlying stock.

®	You are willing to invest in the applicable Note based on the anticipated coupon range (the actual coupon rate will be determined on the trade date).

®	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

The securities may not be suitable for you if:

®	You seek an investment that is 100% principal protected.

®	You are not willing to receive shares of the applicable underlying stock at maturity.

®	You believe the market price of the applicable underlying stock is likely to appreciate by more than the value of the coupons paid on the Notes.

®	You believe the closing price of the applicable underlying stock is likely to fall below the trigger price during the Observation Period.

®	You are not willing to accept the risks of owning equities in general and the applicable underlying stock in particular.

®	You prefer lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

®	You are unable or unwilling to hold the Notes to maturity.

®	You seek an investment for which there will be an active secondary market.

What are the tax consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent debt instrument and a contingent forward contract relating to the underlying stock. Under this characterization of the Notes, interest paid in respect of each offering of the Notes is divided into two components for tax purposes: the debt component and the contract component.

Debt component—The interest on the debt component is taxed as ordinary income in the year it was received or accrued depending on your method of accounting for tax purposes.

Contract component—The contract component is generally not taxed until sale or maturity. At maturity, the contract component is taxed either as a short-term capital gain if principal is repaid in cash or as a reduction of the cost basis if shares are delivered.

Offerings	Coupon per Annum	Debt Component per Annum	Contract Component per Annum

Adobe Notes	10.12%	5.37%	4.75%

Apple Notes	11.50%	5.37%	6.13%

Goldman Sachs Notes	8.90%	5.37%	3.53%

Whole Foods notes	11.05%	5.37%	5.68%

It would be reasonable to treat your Notes as described above, but it would also be reasonable to treat your Notes as a single contingent debt instrument subject to the special tax rules governing contingent debt instruments. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in “Supplemental U.S. Tax Considerations” on page PS-29 of the YONCP product supplement for a more detailed description of the tax treatment of your Notes prepared by our tax counsel, Sullivan & Cromwell LLP.

Key Risks

An investment in any offering of the Notes involves significant risks. Some of the risks that apply to each offering of the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the YONCP product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

®

Risk of Loss of Contingent Protection – Your principal will be protected only if the closing price of the applicable underlying stock never falls below the trigger price on any trading day during the Observation Period and the Notes are held to maturity. If the closing price of the applicable underlying stock falls below the trigger price on any trading day during the Observation Period, the contingent protection feature will be eliminated and you will be fully exposed at maturity to any decline in the market price of the applicable underlying stock. Greater expected volatility with respect to a Note’s underlying stock reflects a higher expectation as of the trade date that a stock could fall below its trigger price over the term of the Note. This greater expected risk will generally be reflected in a higher coupon payable on such Note. A stock’s volatility, however, can change significantly over the term of the Notes. The price of the underlying stock for your Note could fall sharply, which could result in a significant loss of principal.

®

Single Stock Risk – The price of each underlying stock can rise or fall sharply due to factors specific to the underlying stock and issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions, and other events, and by general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

®

There may be little or no secondary market for the Notes – No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

®

Owning the Notes is not the same as owning the applicable underlying stock – The return on your Notes may not reflect the return you would realize if you actually owned the applicable underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the applicable underlying stock over the term of your Notes. Furthermore, the applicable underlying stock may appreciate substantially during the Observation Period and you will not participate in such appreciation unless the closing price of the applicable underlying stock falls below the trigger price at least once during the Observation Period. Moreover, you will only participate in the appreciation in these circumstances if the market price of the underlying stock on the maturity date is greater than the initial price.

®	Credit of UBS – An investment in the Notes is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the Notes.

®

Price prior to maturity – The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the applicable underlying stock and the expected price volatility of the underlying stock, the dividend rate on the underlying stock, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial, political and regulatory or judicial events and the creditworthiness of UBS.

®

Impact of fees on secondary market prices – Generally, the market price of the Notes in the secondary market is likely to be lower than the initial public offering price of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.

®

Potential UBS impact on market price of underlying stock– Trading or transactions by UBS or its affiliates in the applicable underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the applicable underlying stock may adversely affect the market price of the applicable underlying stock and, therefore, the market value of your Notes.

®

Potential conflict of interest – UBS and its affiliates may engage in business with the issuer of the applicable underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the closing price on any trading day has fallen below the applicable trigger price and accordingly the payment at maturity on your Notes. The calculation agent may postpone the maturity date if a market disruption event occurs and is continuing on the final valuation date.

®

Potentially inconsistent research, opinions or recommendations by UBS – UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates have recently published research or other opinions that call into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying stock to which the Notes are linked.

®

Antidilution adjustments – Although the calculation agent will adjust the amount payable at maturity by adjusting the number of shares of the underlying stock that may be delivered for certain corporate events affecting the underlying stock or the underlying issuer, such as stock splits and stock dividends, and certain other actions involving the applicable underlying stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable underlying stock. If an event occurs that does not require the calculation agent to adjust the number of shares of underlying stock that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected.

®

Uncertain tax treatment – Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section entitled “What are the tax consequences of the Notes?” above and the section entitled “Supplemental U.S. Tax Considerations” on page PS-29 of the YONCP product supplement and consult your own tax advisor about your own tax situation.

Hypothetical Examples

Hypothetical Examples – Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	1 year
Coupon per annum:	10% (or $1.25 per quarter)
Initial price of the underlying stock:	$50.00 per share
Trigger price:	$37.50 (75% of the initial price)
Principal amount:	$50.00 per Note (set equal to the initial price)
Dividend yield**:	1%

*	Actual coupon and terms for each Note to be set on the trade date.

**	Full annual dividend yield assumed received by holders of the stock during the term of the Notes.

Scenario #1: The closing price of the stock never falls below the trigger price of $37.50 during the Observation Period.

Since the closing price of the underlying stock did not fall below the trigger price of $37.50 on any trading day during the Observation Period, principal is protected and you will receive at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the stock if the price appreciation of the stock (plus dividends, if any) is less than 10%.

If the closing price of the underlying stock on the final valuation date is $50.00 (no change in the price of the stock):

Payment at Maturity:	$50.00
Coupons:	5.00	($1.25 x 4 = $5.00)

Total	$55.00
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the stock is 1% (including dividends).

If the closing price of the underlying stock on the final valuation date is $65.00 (an increase of 30%):

Payment at Maturity:	$50.00
Coupons:	5.00	($1.25 x 4 = $5.00)

Total	$55.00
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the stock is 31% (including dividends).

Scenario #2: The closing price of the stock falls below the trigger price of $37.50 during the Observation Period.

Since the closing price of the underlying stock fell below the trigger price of $37.50 on one or more trading days during the Observation Period, you will receive at maturity one share of the underlying stock for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the closing price of the underlying stock on the maturity date.

If the closing price of the underlying stock on the final valuation date is $35.00 (a decline of 30%):

Value of share received:	$35.00
Coupons:	5.00	($1.25 x 4 = $5.00)

Total	$40.00
Total return on the Notes:	-20%

In this example, the total return on the Notes is a loss of 20% while the total return on the stock is a loss of 29% (including dividends).

If the closing price on the final valuation date is $42.00 (a decline of 16%):

Value of share received:	$42.00
Coupons:	5.00	($1.25 x 4 = $5.00)

Total	$47.00
Total return on the Notes:	-6%

In this example, the total return on the Notes is a loss of 6% while the total return on the stock is a loss of 15% (including dividends).

If the closing price on the final valuation date is $55.00 (an increase of 10%):

Value of share received:	$55.00
Coupons:	5.00	($1.25 x 4 = $5.00)

Total	$60.00
Total return on the Notes:	20%

In this example, the total return on the Notes is 20% while the total return on the stock is 11% (including dividends).

Hypothetical Return Table of the Notes at Maturity

The table below is based on the following assumptions*:

Term:	1 year
Coupon per annum:	10% (or $1.25 per quarter)
Initial price:	$50.00 per share
Trigger price:	$37.50 (75% of the initial price)
Principal amount:	$50.00 per Note (set equal to the initial price)
Dividend yield**:	1%

*	Actual coupon and terms for each Note to be set on the trade date.

**	Full annual dividend yield assumed received by holders of the stock during the term of the Notes.

Underlying Stock			Trigger Event Does Not Occur[1]		Trigger Event Occurs[2]
Final Stock Price	Stock Price Return	Total Return at Maturity[3]	Payment at Maturity	Total Return at Maturity[4]	Payment at Maturity	Total Return at Maturity[4]

$75.00	50%	51%	$55.00	10%	$80.00	60%

$72.50	45%	46%	$55.00	10%	$77.50	55%

$70.00	40%	41%	$55.00	10%	$75.00	50%

$67.50	35%	36%	$55.00	10%	$72.50	45%

$65.00	30%	31%	$55.00	10%	$70.00	40%

$62.50	25%	26%	$55.00	10%	$67.50	35%

$60.00	20%	21%	$55.00	10%	$65.00	30%

$57.50	15%	16%	$55.00	10%	$62.50	25%

$55.00	10%	11%	$55.00	10%	$60.00	20%

$52.50	5%	6%	$55.00	10%	$57.50	15%

$50.00	0%	1%	$55.00	10%	$55.00	10%

$47.50	-5%	-4%	$55.00	10%	$52.50	5%

$45.00	-10%	-9%	$55.00	10%	$50.00	0%

$42.50	-15%	-14%	$55.00	10%	$47.50	-5%

$40.00	-20%	-19%	$55.00	10%	$45.00	-10%

$37.50	-25%	-24%	$55.00	10%	$42.50	-15%

$35.00	-30%	-29%	n/a	n/a	$40.00	-20%

$32.50	-35%	-34%	n/a	n/a	$37.50	-25%

$30.00	-40%	-39%	n/a	n/a	$35.00	-30%

$27.50	-45%	-44%	n/a	n/a	$32.50	-35%

$25.00	-50%	-49%	n/a	n/a	$30.00	-40%

$22.50	-55%	-54%	n/a	n/a	$27.50	-45%

1)	A trigger event does not occur if the closing price of the underlying stock never falls below the trigger price on any trading day during the Observation Period.

2)	A trigger event occurs if the closing price of the underlying stock falls below the trigger price on at least one trading day during the Observation Period.

3)	The total stock price return on the underlying stock includes a 1% cash dividend payment.

4)	Total return on the Notes includes coupon payments.

Information about the Underlying Stocks

Included on the following pages is a brief description of the underlying issuers of each of the respective underlying stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the underlying stocks. The information given below is for the four calendar quarters in each of 2003, 2004, 2005, 2006 and the first calendar quarter of 2007. Partial data is provided for the second calendar quarter of 2007. We obtained the closing price information set forth below from Bloomberg, L.P. without independent verification. You should not take the historical prices of the underlying stocks as an indication of future performance.

Each of the underlying stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying stocks with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Adobe Systems Inc.

According to publicly available information, Adobe Systems Inc. (“Adobe”) is a diversified software company offering a line of creative, business and mobile software and services for creating, managing, delivering and viewing content across multiple operating systems, devices and media. Information filed by Adobe with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-15175, or its CIK Code: 0000796343. Adobe’s website is http://www.adobe.com. Adobe’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “ADBE.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Adobe’s common stock, based on daily closing prices on the primary exchange for Adobe, as reported by Bloomberg L.P. Adobe’s closing price on May 24, 2007 was $41.99.

Quarter	Quarterly High		Quarterly Low		Quarterly Close

2003

First Quarter	$17.04		$12.80		$15.42

Second Quarter	$18.96		$15.31		$16.04

Third Quarter	$20.76		$15.78		$19.70

Fourth Quarter	$22.92		$18.87		$19.54

2004

First Quarter	$20.03		$17.20		$19.65

Second Quarter	$23.68		$20.60		$23.25

Third Quarter	$25.23		$19.85		$24.74

Fourth Quarter	$32.08		$24.87		$31.37

2005

First Quarter	$33.91		$27.70		$33.59

Second Quarter	$34.20		$27.39		$28.61

Third Quarter	$30.11		$25.91		$29.85

Fourth Quarter	$38.48		$28.29		$36.96

2006

First Quarter	$40.51		$34.95		$34.95

Second Quarter	$39.45		$27.85		$30.36

Third Quarter	$38.33		$26.47		$37.46

Fourth Quarter	$42.81		$37.12		$41.12

2007

First Quarter	$43.30		$37.52		$41.70

Second Quarter (through 5/24/2007)	$43.59	*	$40.66	*	$41.99

*	High and low prices are for the period from April 2, 2007 through May 24, 2007.

The graph below illustrates the performance of Adobe’s common stock from January 31, 1997 through May 24, 2007, based on information from Bloomberg L.P. The dotted line represents the trigger price, equal to 75% of the closing price on May 24, 2007. The actual trigger price will be based on the closing price of Adobe’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Apple Inc.

According to publicly available information, Apple, Inc. (“Apple”) designs, manufactures, and markets personal computers, portable digital music players and related software, peripherals, accessories, networking solutions and services, including the online sale of third-party audio and video products. Information filed by Apple with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-10030, or its CIK Code: 0000320193. Apple’s website is http://www.apple.com. Apple’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AAPL.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Apple’s common stock, based on daily closing prices on the primary exchange for Apple, as reported by Bloomberg L.P. Apple’s closing price on May 24, 2007 was $110.69.

Quarter	Quarterly High		Quarterly Low		Quarterly Close

2003

First Quarter	$7.64		$6.90		$7.07

Second Quarter	$9.65		$6.56		$9.53

Third Quarter	$11.55		$9.57		$10.36

Fourth Quarter	$12.41		$9.85		$10.69

2004

First Quarter	$13.96		$10.64		$13.52

Second Quarter	$16.85		$12.89		$16.27

Third Quarter	$19.38		$14.57		$19.38

Fourth Quarter	$34.22		$19.15		$32.20

2005

First Quarter	$45.07		$32.25		$41.67

Second Quarter	$43.74		$34.13		$36.81

Third Quarter	$53.84		$37.39		$53.61

Fourth Quarter	$74.98		$49.25		$71.89

2006

First Quarter	$85.59		$58.71		$62.72

Second Quarter	$71.89		$56.02		$57.27

Third Quarter	$77.61		$50.67		$76.98

Fourth Quarter	$91.81		$73.23		$84.84

2007

First Quarter	$97.10		$83.27		$92.91

Second Quarter (through 5/24/2007)	$113.54	*	$90.24	*	$110.69

*	High and low prices are for the period from April 2, 2007 through May 24, 2007.

The graph below illustrates the performance of Apple’s common stock from January 31, 1997 through May 24, 2007, based on information from Bloomberg L.P. The dotted line represents the trigger price, equal to 75% of the closing price on May 24, 2007. The actual trigger price will be based on the closing price of Apple’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Goldman Sachs Group Inc.

According to publicly available information, the Goldman Sachs Group Inc. (“Goldman Sachs”) is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Information filed by Goldman Sachs with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14965, or its CIK Code: 0000886982. Goldman Sachs’s website is http://www.goldmansachs.com. Goldman Sachs’s common stock is listed on the New York Stock Exchange under the ticker symbol “GS.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Goldman Sachs’s common stock, based on daily closing prices on the primary exchange for Goldman Sachs, as reported by Bloomberg L.P. Goldman Sachs’s market price on May 24, 2007 was $225.68.

Quarter	Quarterly High		Quarterly Low		Quarterly Close

2003

First Quarter	$74.92		$62.85		$68.08

Second Quarter	$91.50		$69.62		$83.75

Third Quarter	$93.73		$82.90		$83.90

Fourth Quarter	$99.58		$85.82		$98.73

2004

First Quarter	$109.05		$96.60		$104.35

Second Quarter	$106.00		$88.79		$94.16

Third Quarter	$94.90		$83.86		$93.24

Fourth Quarter	$110.45		$92.34		$104.04

2005

First Quarter	$112.80		$102.86		$109.99

Second Quarter	$113.53		$95.50		$102.02

Third Quarter	$121.58		$103.55		$121.58

Fourth Quarter	$134.12		$113.18		$127.71

2006

First Quarter	$156.96		$127.04		$156.96

Second Quarter	$168.55		$138.50		$150.43

Third Quarter	$170.00		$140.10		$169.17

Fourth Quarter	$205.10		$175.50		$199.35

2007

First Quarter	$220.94		$190.00		$206.63

Second Quarter (through 5/24/2007)	$230.71	*	$206.50	*	$225.68

*	High and low prices are for the period from April 2, 2007 through May 24, 2007.

The graph below illustrates the performance of Goldman Sachs’s common stock from May 31, 1999 through May 24, 2007, based on information from Bloomberg L.P. The dotted line represents the trigger price, equal to 75% of the closing price on May 24, 2007. The actual trigger price will be based on the closing price of Goldman Sachs’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Whole Foods Market Inc.

According to publicly available information, Whole Foods Market Inc. (“Whole Foods”) is the largest food retailer of natural and organic products in the United States. Information filed by Whole Foods with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-19797, or its CIK Code: 0000865436. Whole Foods’s website is http://www.wholefoodsmarket.com. Whole Foods’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “WFMI.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Whole Foods’s common stock, based on daily closing prices on the primary exchange for Whole Foods, as reported by Bloomberg L.P. Whole Foods’s closing price on May 24, 2007 was $40.49.

Quarter	Quarterly High		Quarterly Low		Quarterly Close

2003

First Quarter	$29.06		$22.51		$27.82

Second Quarter	$30.89		$23.70		$23.77

Third Quarter	$27.96		$23.12		$27.60

Fourth Quarter	$33.57		$28.14		$33.57

2004

First Quarter	$39.61		$33.16		$37.48

Second Quarter	$47.73		$37.12		$47.73

Third Quarter	$48.17		$37.01		$42.90

Fourth Quarter	$48.31		$40.16		$47.68

2005

First Quarter	$52.96		$44.30		$51.07

Second Quarter	$61.17		$48.09		$59.11

Third Quarter	$69.70		$59.06		$67.23

Fourth Quarter	$79.10		$62.76		$77.39

2006

First Quarter	$78.18		$60.02		$66.44

Second Quarter	$72.34		$60.74		$64.64

Third Quarter	$65.39		$47.37		$59.43

Fourth Quarter	$65.40		$45.48		$46.93

2007

First Quarter	$52.11		$42.51		$44.85

Second Quarter (through 5/24/2007)	$47.91	*	$38.82	*	$40.49

*	High and low prices are for the period from April 2, 2007 through May 24, 2007.

The graph below illustrates the performance of Whole Foods’s common stock from January 31, 1997 through May 24, 2007, based on information from Bloomberg L.P. The dotted line represents the trigger price, equal to 75% of the closing price on May 24, 2007. The actual trigger price will be based on the closing price of Whole Foods’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Captilization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of March 31, 2007 (unaudited)	CHF	USD

	(in millions)
Debt

Debt issued(1)	369,303	303,713
Total Debt
Minority Interest(2)	369,303	303,713
	6,156	5,063
Shareholders’ Equity	51,606	42,441

Total capitalization	427,065	351,216

(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.

(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.82240 (the exchange rate in effect as of March 31, 2007).

Supplemental Plan of Distribution

We expect to deliver each offering of the Notes against payment on or about the fourth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the trade date will be required, by virtue of the fact that each Note initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.

Annex

The following was prepared by our tax counsel, Sullivan & Cromwell LLP. It supplements the discussion under “Supplemental U.S. Tax Considerations” in the YONCP product supplement and is subject to the limitations and exceptions expressed therein. It sets forth formulas for investors to use to determine the amount of capital gain and loss and ordinary income to recognize either upon maturity or a sale of the Notes. The formulas assume that the Notes are properly treated as an investment unit consisting of a Debt component and a Contract component, as described in “Supplemental U.S. Tax Considerations”.

Initial Purchasers Holding Notes to Maturity

If the Notes are held to maturity, an initial purchaser will have two potential outcomes:

1)

Short-term capital gain. If a holder receives the principal amount of the Notes in cash, then the holder will recognize short-term capital gain on the Contract component of the Notes determined by multiplying the Aggregate Contract Payments and the Quantity at Maturity:

	®	Aggregate Contract Payments x Quantity at Maturity

2)

No tax event. If a holder receives shares of the Underlying Security, the receipt of such shares is nontaxable. A holder’s holding period in the shares of the Underlying Security begins on the day after beneficially receiving such shares.

Initial Purchasers Selling Notes Prior to Maturity

Upon a sale of the Notes, an initial purchaser will recognize:

1)	Ordinary income in respect of any accrued but unpaid interest on the Debt component of the Notes, equal to the Accrued Interest Payment at Sale.

2	Capital gain or loss in respect of the Debt component of the Notes, equal to the Debt Sale Amount minus the Initial Price, multiplied by the Quantity Sold:

	®	(Debt Sale Amount – Initial Price) x Quantity Sold

This capital gain or loss will be long-term capital gain or loss if the holder has held the Notes for longer than a year, and will be short-term capital gain or loss if the holder held the Notes for a year or less.

3)	Short-term capital gain or loss in respect of the Contract component of the Notes, equal to the sum of the following three amounts:

	(a)	The portion of the accrued but unpaid coupon on the date of sale attributable to the Contract, equal to the Accrued Contract Payment at Sale.

	(b)	The amount of the sales price allocable to the Contract, equal to the Contract Sale Amount multiplied by the Quantity Sold:

® Contract Sale Amount x Quantity Sold

	(c)	The portion of coupons received prior to the date of sale attributable to the Contract, equal to the Contract Payments Received multiplied by the Quantity Sold:

® Contract Payments Received x Quantity Sold

Secondary Market Purchasers Holding Notes to Maturity

If the Notes are held to maturity, a secondary market purchaser will have two potential outcomes:

1)

Short-term capital gain or loss. If a holder receives the principal amount of the Notes in cash, then the holder will recognizes short-term capital gain or loss on the Contract component of the Notes, equal to the Contract Payments Received minus the Contract Basis, multiplied by the Quantity at Maturity:

	®	(Contract Payments Received – Contract Basis) x Quantity at Maturity

2)

No tax event (except as described below). If a holder receives shares of the Underlying Security, the receipt of such shares is nontaxable. A holder’s holding period in the shares of the Underlying Security begins on the day after beneficially receiving such shares.

In addition, a secondary market purchaser will recognize:

1)	Ordinary income equal to any Bond Discount multiplied by the Quantity at Maturity:

	®	Bond Discount x Quantity at Maturity

2)	Capital loss equal to any Bond Premium multiplied by the Quantity at Maturity:

	®	Bond Premium x Quantity at Maturity

This capital loss will be long-term capital loss if the holder has held the Notes for longer than a year, and will be short-term capital loss if the holder held the Notes for a year or less.

Annex (continued)

Secondary Market Purchasers Selling Notes Prior to Maturity

Upon a sale of the Notes, a secondary purchaser will recognize:

1)	Ordinary income in respect of any accrued but unpaid interest on the Debt component of the Notes, equal the sum of the following two amounts:

	(a)	the Accrued Coupon at Sale multiplied by the Debt Payment Percentage:

		®	Accrued Coupon at Sale x Debt Payment Percentage

(Unless the Aggregate Adjustment Factor equals zero, in which case it will equal the Accrued Coupon at Sale minus the Accrued Coupon at Purchase, multiplied by the Debt Payment Percentage:

		®	(Accrued Coupon at Sale – Accrued Coupon at Purchase) x Debt Payment Percentage

plus

	(b)	if there is Bond Discount, the lesser of:

		(1)	the Bond Discount multiplied by the Quantity Sold:

® Bond Discount x Quantity Sold
and

		(2)	the Debt Sale Amount minus the Debt Purchase Amount, multiplied by the Quantity Sold:

® (Debt Sale Amount – Debt Purchase Amount) x Quantity Sold

2)	Capital gain or loss in respect of the Debt component of the Notes, equal to:

		(a)	the Debt Sale Amount minus the Debt Purchase Amount multiplied by the Quantity Sold:

® (Debt Sale Amount – Debt Purchase Amount) x Quantity Sold;
minus

		(b)	the amount computed in #1(b) above.

This capital gain or loss will be long-term capital loss if the holder has held the Notes for longer than a year, and will be short-term capital gain or loss if the holder held the Notes for a year or less.

3)	Short-term capital gain or loss in respect of the Contract component of the Notes, equal to the sum of the following three amounts:

	(a)	The amount of the sales price allocable to the Contract minus the Contract Basis, multiplied by the Quantity Sold:

® (Contract Sale Amount – Contract Basis) x Quantity Sold

	(b)	The portion of the accrued but unpaid coupon on the date of sale attributable to the Contract, equal to the Accrued Contract Payment at Sale.

	(c)	The portion of coupons received prior to the date of sale attributable to the Contract, equal to the Contract Payments Received multiplied by the Quantity Sold:

® Contract Payments Received x Quantity Sold

Defined Terms as Used in this Annex:

“Accrued Contract Payment at Purchase” is equal to the Accrued Coupon at Purchase multiplied by the Contract Payment Percentage:

® Accrued Coupon at Purchase x Contract Payment Percentage

“Accrued Contract Payment at Sale” is equal to the Accrued Coupon at Sale multiplied by the Contract Payment Percentage:

® Accrued Coupon at Sale x Contract Payment Percentage

“Accrued Coupon at Purchase” is labeled “Accrued Interest” on a secondary purchaser’s confirmation of purchase.

“Accrued Coupon at Sale” is labeled “Accrued Interest” on a holder’s confirmation of sale.

“Accrued Interest Payment at Purchase” is equal to the Accrued Coupon at Purchase multiplied by the Debt Payment Percentage:

® Accrued Coupon at Purchase x Debt Payment Percentage

“Accrued Interest Payment at Sale” is equal to the Accrued Coupon at Sale multiplied by the Debt Payment Percentage:

® Accrued Coupon at Sale x Debt Payment Percentage

“Aggregate Adjustment Factor” is equal to the Sale Adjustment Factor minus the Purchase Adjustment Factor:

® Sale Adjustment Factor – Purchase Adjustment Factor

“Aggregate Contract Payments” is equal to the Aggregate Coupon Payments multiplied by the Contract Payment Percentage:

® Aggregate Coupon Payments x Contract Payment Percentage

Annex (continued)

“Aggregate Coupon Payments” is equal to the coupon rate (see “Coupon per Annum” on page S-1 of Prospectus Supplement) multiplied by the Initial Price:

®	Coupon per Annum x Initial Price

“Bond Discount” is equal to the Initial Price minus the Debt Purchase Amount:

®	Initial Price – Debt Purchase Amount

If the Debt Purchase Amount is equal to or greater than the initial Price, there is no Bond Discount.

“Bond Premium” is equal to the Debt Purchase Amount minus the Initial Price:

®	Debt Purchase Amount – Initial Price

If the Debt Purchase Amount is equal to or less than the Initial Price, there is no Bond Premium.

“Bond Value at Purchase” is labeled “Bond Value” on a holder’s confirmation of purchase.

“Bond Value at Sale” is labeled “Bond Value” on a holder’s confirmation of sale.

“Contract Basis” is equal to the Contract Purchase Amount plus the Accrued Contract Payment at Purchase:

®	Contract Purchase Amount + Accrued Contract Payment at Purchase

This amount may be positive or negative.

“Contract Payment Percentage” is the applicable Contract Component per Annum, provided on page 3 above.

“Contract Payments Received” is equal to the Aggregate Contract Payments multiplied by the Aggregate Adjustment Factor, divided by 4:

®	(Aggregate Contract Payments x Aggregate Adjustment Factor) / 4.

“Contract Purchase Amount” is equal to the Purchase Price minus the Debt Purchase Amount:

®	Purchase Price – Debt Purchase Amount

This amount may be positive or negative.

“Contract Sale Amount” is equal to the Sale Price minus the Debt Sale Amount:

®	Sale Price – Debt Sale Amount

The amount may be positive or nagative.

“Debt Payment Percentage” is the applicable Debt Component per Annum, provided on page 3 above.

“Debt Purchase Amount” is equal to the Bond Value at Purchase multiplied by the Initial Price:

®	Bond Value at Purchase x Initial Price

“ Debt Sale Amount” is equal to the Bond Value at Sale multiplied by the Initial Price:

®	Bond Value at Sale x initial Price

“Initial Price” is provided on page 1 above.

“Purchase Adjustment Factor” is equal to:

®	0 if the Notes are purchased before the first coupon date of August 31, 2007

®	1 if the Notes are purchased after the first coupon date of August 31, 2007

®	2 if the Notes are purchased after the second coupon date of December 3, 2007

®	3 if the Notes are purchased after the third coupon date of March 3, 2008

“Purchase Price” is labeled “Price” on a holder’s confirmation of purchase.

“Quantity at Maturity” is the number of Notes held by the holder at maturity.

“Quantity Purchased” is labeled “Quantity” on a holder’s confirmation of purchase.

“Quantity Sold” is labeled “Quantity” on a holder’s confirmation of sale.

“Sale Adjustment Factor” is equal to:

®	0 if the Notes are sold prior to the first coupon date of August 31, 2007

®	1 if the Notes are sold after the first coupon date of August 31, 2007

®	2 if the Notes are sold after the second coupon date of December 3, 2007

®	3 if the Notes are sold after the third coupon of March 3, 2008

®	4 if the Notes are held until maturity.

“Sale Price” is labeled “Price” on a holder’s confirmation of sale.

“Underlying Security” is the common stock of the relevant equity security underlying the holder’s Notes (i.e., Apple Inc., Adobe Systems Inc., Goldman Sachs Group Inc., and Whole Foods Market Inc.).